Filed Pursuant to Rule 424(b)(5)
Registration No. 333-222989
PROSPECTUS SUPPLEMENT
(To Prospectus Dated February 12, 2018)

Explanatory Note
This prospectus supplement is being filed solely for the purpose of amending and restating the cover page and Appendix B to the prospectus supplement filed by Exelon with the Securities and Exchange Commission in connection with the Plan under the Securities Act of 1933 on June 30, 2023. The amended and restated Appendix B will take effect on August 1, 2025.

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PROSPECTUS

EXELON CORPORATION
DIRECT STOCK PURCHASE PLAN

We hereby offer participation in our Direct Stock Purchase Plan, or the Plan. The Plan is designed to provide investors with a convenient way to purchase shares of our common stock and to reinvest in our common stock all or a portion of the cash dividends paid on our common stock.
Our common shares are listed on NASDAQ under the symbol “EXC.”
Investing in shares of our common stock involves risks. Please see “Risk Factors” beginning on page 3 for a discussion of factors you should consider before investing in our common stock under the Plan.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
This prospectus relates to all shares acquired by participants under the Plan. Shares available under the Plan will be shares purchased on the open market by a registered broker selected by us, newly issued shares or treasury shares. All shares acquired by participants under the Plan are registered for sale pursuant to a registration statement that we filed with the Securities and Exchange Commission.

The date of this prospectus is June 20, 2025.

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Appendix B

INVESTMENT SUMMARY AND SERVICE FEES
Summary
Minimum cash investments
Minimum one-time initial purchase for new investors    $250.00
Minimum one-time optional cash investment    $50.00
Minimum recurring automatic investments    $50.00
Maximum cash investments
Maximum monthly investment    $20,000.00
Dividend reinvestment options
Reinvest options    Full, Partial
Fees
Investment fees
Initial enrollment (new investors only)    $15.00
Dividend reinvestment    3% / $3.00 max
Check investment    Company Paid
One-time automatic investment    Company Paid
Recurring automatic investment    Company Paid
Dividend purchase trading commission per share    $0.07
Optional cash purchase trading commission per share    $0.07
Sales fees
Batch Order    $15.00
Market Order    $25.00
Limit Order per transaction (Day/GTD/GTC)    $30.00
Stop Order    $30.00
Sale trading commission per share    $0.12
Direct deposit of sale proceeds    $5.00
Other fees
Certificate deposit    Company Paid
Returned check / Rejected automatic bank withdrawals    $35.00 per item
Prior year duplicate statements    $15.00 per year

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